                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statements of General Growth Properties, Inc. on Forms S-3 (File Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383 and 333-41603) and the Registration
Statements on Forms S-8 (File Nos. 33-79372, 333-07241, 333-11237 and 333-28449)
of our report dated May 14, 1998, relating to our audit of the combined statement of revenues and certain expenses of the Landmark Mall, Mayfair Complex, The Meadows, Northgate Mall, Oglethorpe Mall and Park City Center ("the Malls") for the year ended December 31, 1997, included in this Form 8-K/A dated June 2, 1998, and to the references to us as experts in such registration statements.



                                        Deloitte and Touche LLP

Atlanta, Georgia
June 2, 1998